Exhibit 99.1

News Release
Contacts: Dana Ripley Media (612) 303-3167	Jennifer Thompson Investors/Analysts (612) 303-0778

U.S. BANCORP REPORTS RECORD REVENUE AND NET INCOME

FOR THE SECOND QUARTER OF 2016

Record Earnings Per Diluted Common Share of $0.83

Return on average assets of 1.43 percent and average common equity of 13.8 percent

Returned 77 percent of second quarter earnings to shareholders

MINNEAPOLIS, July 15, 2016 — U.S. Bancorp (NYSE: USB) today reported net income of $1,522 million for the second quarter of 2016, or $0.83 per diluted common share, compared with $1,483 million, or $0.80 per diluted common share, in the second quarter of 2015. The second quarter of 2016 included notable items related to equity investments, legal and regulatory matters and charitable contributions that, combined, increased diluted earnings per common share by $0.01.

Highlights for the second quarter of 2016 included:

➢	Industry-leading return on average assets of 1.43 percent, return on average common equity of 13.8 percent and efficiency ratio of 54.9 percent (54.0 percent excluding notable items)

➢	Record revenue, net income and diluted earnings per common share for the second quarter of 2016 both as reported and excluding notable items

➢	Returned 77 percent of second quarter earnings to shareholders through dividends and share buybacks

➢	Average total loans grew 1.6 percent on a linked quarter basis and 8.1 percent over the second quarter of 2015 (6.5 percent year-over-year, excluding the credit card portfolio acquisition at the end of the fourth quarter of 2015 and student loans, which were carried in held for sale in the second quarter of 2015)

➢	Average total deposits grew 3.9 percent on a linked quarter basis and 7.6 percent over the second quarter of 2015

➢	Net interest income grew 0.3 percent on a linked quarter basis and 4.5 percent year-over-year

¡	Average earnings assets grew 1.9 percent on a linked quarter basis and 5.2 percent year-over-year

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U.S. Bancorp Reports Second Quarter 2016 Results

July 15, 2016

¡

Net interest margin of 3.02 percent for the second quarter of 2016 was down 4 basis points from 3.06 percent in the first quarter of 2016 and down 1 basis point from 3.03 percent in the second quarter of 2015

➢	Payments-related fee revenue grew 8.8 percent linked quarter and 4.9 percent year-over-year, driven by an increase in credit and debit card revenue, including the impact of recent portfolio acquisitions, as well as an increase in corporate payment products revenue

➢	Credit quality was relatively stable

¡	Nonperforming assets decreased 2.7 percent on a linked quarter basis

¡	Commercial nonperforming assets within the energy portfolio decreased $54 million linked quarter

¡	Reserves for energy portfolio commercial loans were 8.8 percent of outstanding balances at June 30, 2016, compared with 9.1 percent at March 31, 2016

➢	Strong capital position. At June 30, 2016, the estimated common equity tier 1 capital to risk-weighted assets ratio was 9.3 percent using the Basel III fully implemented standardized approach and was 12.0 percent using the Basel III fully implemented advanced approaches method

EARNINGS SUMMARY								Table 1
($ in millions, except per-share data)	2Q 2016	1Q 2016	2Q 2015	Percent Change 2Q16 vs 1Q16	Percent Change 2Q16 vs 2Q15	YTD 2016	YTD 2015	Percent Change

Net income attributable to U.S. Bancorp	$1,522	$1,386	$1,483	9.8	2.6	$2,908	$2,914	(.2)
Diluted earnings per common share	$.83	$.76	$.80	9.2	3.8	$1.59	$1.56	1.9

Return on average assets (%)	1.43	1.32	1.46			1.38	1.45
Return on average common equity (%)	13.8	13.0	14.3			13.4	14.2
Net interest margin (%)	3.02	3.06	3.03			3.04	3.05
Efficiency ratio (%) (a)	54.9	54.6	53.2			54.8	53.7
Tangible efficiency ratio (%) (a)	54.1	53.7	52.3			53.9	52.9

Dividends declared per common share	$.255	$.255	$.255	—	—	$.510	$.500	2.0
Book value per common share (period end)	$24.37	$23.82	$22.51	2.3	8.3

(a)    Computed as noninterest expense divided by the sum of net interest income on a taxable-equivalent basis and noninterest income excluding net securities gains (losses), and for tangible efficiency ratio, intangible amortization.

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U.S. Bancorp Reports Second Quarter 2016 Results

July 15, 2016

Net income attributable to U.S. Bancorp was $1,522 million for the second quarter of 2016, 2.6 percent higher than the $1,483 million for the second quarter of 2015, and 9.8 percent higher than the $1,386 million for the first quarter of 2016. Diluted earnings per common share were $0.83 in the second quarter of 2016, $0.03 higher than the second quarter of 2015 and $0.07 higher than the $0.76 reported for the first quarter of 2016. The second quarter of 2016 included $0.01 in notable items, including $180 million of equity investment income, primarily the result of our membership in Visa Europe Limited (“Visa Europe”) which was sold to Visa, Inc. on June 21, 2016, and $110 million in accruals related to legal and regulatory matters along with a $40 million charitable contribution. Excluding the notable items, the increase in net income year-over-year was primarily due to an increase in net interest income of 4.5 percent , mainly a result of strong loan growth, and higher noninterest income of 4.4 percent, driven by growth in credit and debit card revenue, commercial products revenue, and trust and investment management fees. This increase was partially offset by higher noninterest expense related to merit increases and higher variable compensation expense, increased compliance costs, which peaked in the second quarter 2016, and higher marketing expense as a result of brand investment. Excluding the notable items, the increase in net income on a linked quarter basis was principally due to total net revenue growth of 4.6 percent reflecting typical seasonality in certain lines of businesses, including payments, mortgage banking and deposit services, partially offset by higher noninterest expense of 3.4 percent related to increased compliance costs and marketing expense.

U.S. Bancorp Chairman and Chief Executive Officer Richard K. Davis said, “U.S. Bancorp reported strong second quarter results, delivering record revenue and net income in an economy that continues to be challenged by global concerns and low interest rates. Despite these economic headwinds we continued to effectively execute on our strategy to be the most trusted choice and to unify the customer experience. The second quarter was a record quarter for us as we once again delivered industry-leading returns, steady loan growth and strength in our fee-based businesses. Steady loan growth, demonstrated by continued strength in commercial loans and momentum in consumer loans, led to increased net interest income despite a decline in net interest margin. Growth in our fee revenue continued across many of our fee-based businesses, including our payments business lines. We also reported strong results in our capital markets business as we were positioned well to provide products and services to our customers as they navigated through the recent market volatility. And we managed our capital effectively, delivering 77 percent of our second quarter earnings back to shareholders through dividends and share buybacks. During the quarter, we were pleased to receive the Federal Reserve’s non-objection to our capital plan, allowing us once again to return value to our shareholders by increasing our annual common dividend by 9.8 percent in the third quarter of 2016. We also

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U.S. Bancorp Reports Second Quarter 2016 Results

July 15, 2016

made important investments in our vision for the future, including investments in the U.S. Bank brand that will help us more effectively articulate our compelling story to customers in order to generate long-term growth.

“The strength of our company continues to be driven by the commitment of our employees. Through their hard work and dedication, we continue to deliver consistent, predictable and repeatable industry-leading financial results. We remain well positioned to provide the right products and services to our customers so that they may achieve their financial objectives as we continue to create value for our shareholders.”

INCOME STATEMENT HIGHLIGHTS								Table 2
(Taxable-equivalent basis, $ in millions, except per-share data)				Percent Change 2Q16 vs 1Q16	Percent Change 2Q16 vs 2Q15
	2Q 2016	1Q 2016	2Q 2015			YTD 2016	YTD 2015	Percent Change

Net interest income	$2,896	$2,888	$2,770	.3	4.5	$5,784	$5,522	4.7
Noninterest income	2,552	2,149	2,272	18.8	12.3	4,701	4,426	6.2

Total net revenue	5,448	5,037	5,042	8.2	8.1	10,485	9,948	5.4
Noninterest expense	2,992	2,749	2,682	8.8	11.6	5,741	5,347	7.4

Income before provision and taxes	2,456	2,288	2,360	7.3	4.1	4,744	4,601	3.1
Provision for credit losses	327	330	281	(.9)	16.4	657	545	20.6

Income before taxes	2,129	1,958	2,079	8.7	2.4	4,087	4,056	.8
Taxable-equivalent adjustment	51	53	54	(3.8)	(5.6)	104	108	(3.7)
Applicable income taxes	542	504	528	7.5	2.7	1,046	1,007	3.9

Net income	1,536	1,401	1,497	9.6	2.6	2,937	2,941	(.1)
Net (income) loss attributable to noncontrolling interests	(14)	(15)	(14)	6.7	—	(29)	(27)	(7.4)

Net income attributable to U.S. Bancorp	$1,522	$1,386	$1,483	9.8	2.6	$2,908	$2,914	(.2)

Net income applicable to U.S. Bancorp common shareholders	$1,435	$1,329	$1,417	8.0	1.3	$2,764	$2,782	(.6)

Diluted earnings per common share	$.83	$.76	$.80	9.2	3.8	$1.59	$1.56	1.9

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U.S. Bancorp Reports Second Quarter 2016 Results

July 15, 2016

NET INTEREST INCOME								Table 3
(Taxable-equivalent basis; $ in millions)	2Q 2016	1Q 2016	2Q 2015	Change 2Q16 vs 1Q16	Change 2Q16 vs 2Q15	YTD 2016	YTD 2015	Change

Components of net interest income
Income on earning assets	$3,305	$3,275	$3,123	$30	$182	$6,580	$6,239	$341
Expense on interest-bearing liabilities	409	387	353	22	56	796	717	79

Net interest income	$2,896	$2,888	$2,770	$8	$126	$5,784	$5,522	$262

Average yields and rates paid
Earning assets yield	3.44%	3.48%	3.42%	(.04)%	.02%	3.46%	3.45%	.01%
Rate paid on interest-bearing liabilities	.58	.56	.52	.02	.06	.57	.54	.03

Gross interest margin	2.86%	2.92%	2.90%	(.06)%	(.04)%	2.89%	2.91%	(.02)%

Net interest margin	3.02%	3.06%	3.03%	(.04)%	(.01)%	3.04%	3.05%	(.01)%

Average balances
Investment securities (a)	$107,132	$106,031	$102,391	$1,101	$4,741	$106,581	$101,556	$5,025
Loans	266,582	262,281	246,560	4,301	20,022	264,432	247,251	17,181
Earning assets	385,368	378,208	366,428	7,160	18,940	381,788	363,650	18,138
Interest-bearing liabilities	285,796	279,516	270,573	6,280	15,223	282,656	269,235	13,421

(a) Excludes unrealized gain (loss)

Net Interest Income

Net interest income on a taxable-equivalent basis in the second quarter of 2016 was $2,896 million, an increase of $126 million (4.5 percent) over the second quarter of 2015. The increase was driven by loan growth and higher rates, partially offset by the loan portfolio mix. Average earning assets were $18.9 billion (5.2 percent) higher than the second quarter of 2015, driven by increases of $20.0 billion (8.1 percent) in average total loans and $4.7 billion (4.6 percent) in average investment securities. Net interest income increased $8 million (0.3 percent) on a linked quarter basis, primarily due to growth in average total loans, partially offset by the loan portfolio mix and higher funding costs. Average total loans were $4.3 billion (1.6 percent) higher on a linked quarter basis.

The net interest margin in the second quarter of 2016 was 3.02 percent, compared with 3.03 percent in the second quarter of 2015, and 3.06 percent in the first quarter of 2016. The decrease in the net interest margin on a year-over-year basis was principally due to securities purchases at lower average rates and lower reinvestment rates on maturing securities, partially offset by higher rates on new loans. On a linked quarter

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U.S. Bancorp Reports Second Quarter 2016 Results

July 15, 2016

basis, the decrease in net interest margin primarily reflected the loan portfolio mix as well as lower average rates on new securities purchases and lower reinvestment rates on maturing securities.

Investment Securities

Average investment securities in the second quarter of 2016 were $4.7 billion (4.6 percent) higher year-over-year and $1.1 billion (1.0 percent) higher than the prior quarter. These increases were primarily due to purchases of U.S. Treasury and U.S. government agency-backed securities, net of prepayments and maturities, to support regulatory liquidity coverage ratio requirements.

AVERAGE LOANS								Table 4
($ in millions)	2Q 2016	1Q 2016	2Q 2015	Percent Change 2Q16 vs 1Q16	Percent Change 2Q16 vs 2Q15	YTD 2016	YTD 2015	Percent Change

Commercial	$86,899	$84,582	$77,932	2.7	11.5	$85,741	$77,062	11.3
Lease financing	5,255	5,238	5,321	.3	(1.2)	5,246	5,323	(1.4)

Total commercial	92,154	89,820	83,253	2.6	10.7	90,987	82,385	10.4

Commercial mortgages	31,950	31,836	32,499	.4	(1.7)	31,893	32,807	(2.8)
Construction and development	11,038	10,565	9,947	4.5	11.0	10,801	9,751	10.8

Total commercial real estate	42,988	42,401	42,446	1.4	1.3	42,694	42,558	.3

Residential mortgages	55,501	54,208	51,114	2.4	8.6	54,854	51,269	7.0

Credit card	20,140	20,244	17,613	(.5)	14.3	20,192	17,718	14.0

Retail leasing	5,326	5,179	5,696	2.8	(6.5)	5,253	5,756	(8.7)
Home equity and second mortgages	16,394	16,368	15,958	.2	2.7	16,381	15,928	2.8
Other	29,748	29,550	25,415	.7	17.0	29,649	26,504	11.9

Total other retail	51,468	51,097	47,069	.7	9.3	51,283	48,188	6.4

Total loans, excluding covered loans	262,251	257,770	241,495	1.7	8.6	260,010	242,118	7.4

Covered loans	4,331	4,511	5,065	(4.0)	(14.5)	4,422	5,133	(13.9)

Total loans	$266,582	$262,281	$246,560	1.6	8.1	$264,432	$247,251	6.9

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U.S. Bancorp Reports Second Quarter 2016 Results

July 15, 2016

Loans

Average total loans were $20.0 billion (8.1 percent) higher in the second quarter of 2016 than the second quarter of 2015 (6.5 percent excluding student loans and the credit card portfolio acquisition). The increase was driven by growth in total commercial loans (10.7 percent), residential mortgages (8.6 percent), and credit card loans (14.3 percent, 5.8 percent excluding the credit card portfolio acquisition), and total other retail loans (9.3 percent, 4.1 percent excluding student loans). These increases were partially offset by a decline in the run-off covered loans portfolio (14.5 percent). Average total loans were $4.3 billion (1.6 percent) higher in the second quarter of 2016 than the first quarter of 2016. The increase was driven by growth in total commercial loans (2.6 percent), residential mortgages (2.4 percent) and total commercial real estate (1.4 percent).

AVERAGE DEPOSITS								Table 5
($ in millions)	2Q 2016	1Q 2016	2Q 2015	Percent Change 2Q16 vs 1Q16	Percent Change 2Q16 vs 2Q15	YTD 2016	YTD 2015	Percent Change

Noninterest-bearing deposits	$79,171	$78,569	$77,347	.8	2.4	$78,870	$75,937	3.9
Interest-bearing savings deposits
Interest checking	60,842	57,910	55,205	5.1	10.2	59,376	54,933	8.1
Money market savings	92,904	86,462	79,898	7.5	16.3	89,683	76,910	16.6
Savings accounts	40,258	39,250	37,071	2.6	8.6	39,754	36,555	8.8

Total of savings deposits	194,004	183,622	172,174	5.7	12.7	188,813	168,398	12.1
Time deposits	34,211	33,687	36,223	1.6	(5.6)	33,949	37,787	(10.2)

Total interest-bearing deposits	228,215	217,309	208,397	5.0	9.5	222,762	206,185	8.0

Total deposits	$307,386	$295,878	$285,744	3.9	7.6	$301,632	$282,122	6.9

Deposits

Average total deposits for the second quarter of 2016 were $21.6 billion (7.6 percent) higher than the second quarter of 2015. Average noninterest-bearing deposits increased $1.8 billion (2.4 percent) year-over-year, mainly in Consumer and Small Business Banking and Wholesale Banking and Commercial Real Estate, partially offset by a decline in Wealth Management and Securities Services. Average total savings deposits were $21.8 billion (12.7 percent) higher year-over-year, the result of growth across all business lines. Growth in Consumer and Small Business Banking total savings deposits included net new account

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U.S. Bancorp Reports Second Quarter 2016 Results

July 15, 2016

growth of 2.8 percent. Average time deposits were $2.0 billion (5.6 percent) lower than the prior year quarter. Changes in time deposits are largely related to those deposits managed as an alternative to other funding sources such as wholesale borrowing, based largely on relative pricing and liquidity characteristics.

Average total deposits increased $11.5 billion (3.9 percent) over the first quarter of 2016. Average noninterest-bearing deposits increased $602 million (0.8 percent) on a linked quarter basis, mainly due to higher balances in Consumer and Small Business Banking, partially offset by lower balances in Wholesale Banking and Commercial Real Estate. Average total savings deposits increased $10.4 billion (5.7 percent) reflecting increases across all business lines. Average time deposits, which are managed based on funding needs, relative pricing, and liquidity characteristics increased $524 million (1.6 percent) on a linked quarter basis.

NONINTEREST INCOME								Table 6
($ in millions)	2Q 2016	1Q 2016	2Q 2015	Percent Change 2Q16 vs 1Q16	Percent Change 2Q16 vs 2Q15	YTD 2016	YTD 2015	Percent Change

Credit and debit card revenue	$296	$266	$266	11.3	11.3	$562	$507	10.8
Corporate payment products revenue	181	170	178	6.5	1.7	351	348	.9
Merchant processing services	403	373	395	8.0	2.0	776	754	2.9
ATM processing services	84	80	80	5.0	5.0	164	158	3.8
Trust and investment management fees	358	339	334	5.6	7.2	697	656	6.3
Deposit service charges	179	168	174	6.5	2.9	347	335	3.6
Treasury management fees	147	142	142	3.5	3.5	289	279	3.6
Commercial products revenue	238	197	214	20.8	11.2	435	414	5.1
Mortgage banking revenue	238	187	231	27.3	3.0	425	471	(9.8)
Investment products fees	39	40	48	(2.5)	(18.8)	79	95	(16.8)
Securities gains (losses), net	3	3	—	—	nm	6	—	nm
Other	386	184	210	nm	83.8	570	409	39.4

Total noninterest income	$2,552	$2,149	$2,272	18.8	12.3	$4,701	$4,426	6.2

Noninterest Income

Second quarter noninterest income was $2,552 million, which was $280 million higher than the second quarter of 2015. Excluding the Visa Europe sale, noninterest income increased 4.4 percent reflecting increases in credit and debit card revenue, trust and investment management fees, and commercial products revenue. Credit and debit card revenue increased $30 million (11.3 percent) reflecting higher transaction

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U.S. Bancorp Reports Second Quarter 2016 Results

July 15, 2016

volumes including acquired portfolios. Merchant processing services revenue increased $8 million (2.0 percent). Adjusted for the approximate $4 million impact of foreign currency rate changes, year-over-year merchant processing services revenue growth would have been approximately 3.0 percent. Trust and investment management fees increased $24 million (7.2 percent) reflecting lower money market fee waivers. Commercial products revenue increased $24 million (11.2 percent) driven by higher bond underwriting fees, foreign currency customer activity and other capital markets activity as a result of market volatility.

Noninterest income was $403 million higher in the second quarter of 2016 than the first quarter of 2016. Excluding the Visa Europe sale, noninterest income increased 10.4 percent reflecting seasonally higher fee-based revenue including credit and debit card revenue, merchant processing services revenue, mortgage banking revenue and deposit service charges. Credit and debit card revenue increased $30 million (11.3 percent), primarily due to seasonally higher transaction volumes. Merchant processing services revenue increased $30 million (8.0 percent) as a result of seasonally higher transaction volumes. Mortgage banking revenue increased $51 million (27.3 percent) mainly due to seasonally higher production volumes. Commercial products revenue increased $41 million (20.8 percent) primarily due to higher bond underwriting fees, foreign currency customer activity and capital markets volume, partially reflecting market volatility. Trust and investment management fees increased $19 million (5.6 percent) primarily due to account growth, improved market conditions and lower money market fee waivers. Deposit service charges increased $11 million (6.5 percent) due to seasonally higher transaction volumes.

NONINTEREST EXPENSE								Table 7
($ in millions)	2Q 2016	1Q 2016	2Q 2015	Percent Change 2Q16 vs 1Q16	Percent Change 2Q16 vs 2Q15	YTD 2016	YTD 2015	Percent Change

Compensation	$1,277	$1,249	$1,196	2.2	6.8	$2,526	$2,375	6.4
Employee benefits	278	300	293	(7.3)	(5.1)	578	610	(5.2)
Net occupancy and equipment	243	248	247	(2.0)	(1.6)	491	494	(.6)
Professional services	121	98	106	23.5	14.2	219	183	19.7
Marketing and business development	149	77	96	93.5	55.2	226	166	36.1
Technology and communications	241	233	221	3.4	9.0	474	435	9.0
Postage, printing and supplies	77	79	64	(2.5)	20.3	156	146	6.8
Other intangibles	44	45	43	(2.2)	2.3	89	86	3.5
Other	562	420	416	33.8	35.1	982	852	15.3

Total noninterest expense	$2,992	$2,749	$2,682	8.8	11.6	$5,741	$5,347	7.4

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U.S. Bancorp Reports Second Quarter 2016 Results

July 15, 2016

Noninterest Expense

Second quarter noninterest expense was $2,992 million, which was $310 million (11.6 percent) higher than the second quarter of 2015. Excluding the notable expense items, noninterest expense increased $160 million (6.0 percent) related to higher compensation expense, professional services expense, and technology and communications expense, partially offset by lower employee benefits expense. Compensation expense increased $81 million (6.8 percent), principally due to the impact of merit increases along with higher variable compensation including performance-based incentives. Professional services expense increased $15 million (14.2 percent) primarily due to compliance-related matters, while technology and communications expense increased $20 million (9.0 percent) due to acquired card portfolio conversion costs. Excluding the notable charitable contribution, the marketing and business development increase of $13 million reflected brand advertising. Postage, printing and supplies expense increased $13 million (20.3 percent) reflecting the impact of a prior year reimbursement from a business partner. Offsetting these increases was lower employee benefits expense of $15 million (5.1 percent) mainly due to lower pension costs.

Noninterest expense increased $243 million (8.8 percent) on a linked quarter basis, $93 million (3.4 percent) excluding the second quarter 2016 notable items, reflecting higher professional services and compensation expenses, partially offset by lower employee benefits expense. Excluding the notable charitable contribution, the marketing and business development expense increase of $32 million was driven by brand advertising. Professional services expense was $23 million (23.5 percent) higher compared with the first quarter of 2016 principally due to higher costs for compliance-related matters. Compensation expense increased $28 million (2.2 percent) due to merit increases and higher variable compensation including performance-based incentives. Partially offsetting these increases was a decrease in employee benefits expense of $22 million (7.3 percent), driven by seasonally lower payroll tax expense.

Provision for Income Taxes

The provision for income taxes for the second quarter of 2016 resulted in a tax rate on a taxable-equivalent basis of 27.9 percent (effective tax rate of 26.1 percent), compared with 28.0 percent (effective tax rate of 26.1 percent) in the second quarter of 2015, and 28.4 percent (effective tax rate of 26.5 percent) in the first quarter of 2016, reflecting the favorable settlement of certain tax exam matters in the second quarter of 2016.

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U.S. Bancorp Reports Second Quarter 2016 Results

July 15, 2016

ALLOWANCE FOR CREDIT LOSSES									Table 8
($ in millions)	2Q		1Q		4Q		3Q		2Q
	2016	% (b)	2016	% (b)	2015	% (b)	2015	% (b)	2015	% (b)

Balance, beginning of period	$4,320		$4,306		$4,306		$4,326		$4,351
Net charge-offs
Commercial	74	.34	78	.37	58	.28	68	.34	39	.20
Lease financing	5	.38	5	.38	5	.38	3	.23	3	.23

Total commercial	79	.34	83	.37	63	.29	71	.33	42	.20
Commercial mortgages	(4)	(.05)	(2)	(.03)	2	.02	—	—	4	.05
Construction and development	4	.15	(3)	(.11)	(2)	(.08)	(11)	(.43)	(3)	(.12)

Total commercial real estate	—	—	(5)	(.05)	—	—	(11)	(.10)	1	.01
Residential mortgages	17	.12	19	.14	16	.12	25	.19	33	.26
Credit card	170	3.39	164	3.26	166	3.50	153	3.38	169	3.85
Retail leasing	2	.15	1	.08	1	.08	2	.14	1	.07
Home equity and second mortgages	(1)	(.02)	2	.05	6	.15	7	.17	11	.28
Other	50	.68	51	.69	53	.71	45	.65	39	.62

Total other retail	51	.40	54	.43	60	.47	54	.44	51	.43

Total net charge-offs, excluding covered loans	317	.49	315	.49	305	.48	292	.47	296	.49
Covered loans	—	—	—	—	—	—	—	—	—	—

Total net charge-offs	317	.48	315	.48	305	.47	292	.46	296	.48
Provision for credit losses	327		330		305		282		281
Other changes (a)	(1)		(1)		—		(10)		(10)

Balance, end of period	$4,329		$4,320		$4,306		$4,306		$4,326

Components
Allowance for loan losses	$3,806		$3,853		$3,863		$3,965		$4,013
Liability for unfunded credit commitments	523		467		443		341		313

Total allowance for credit losses	$4,329		$4,320		$4,306		$4,306		$4,326

Gross charge-offs	$407		$405		$381		$372		$380
Gross recoveries	$90		$90		$76		$80		$84
Allowance for credit losses as a percentage of
Period-end loans, excluding covered loans	1.62		1.65		1.67		1.71		1.76
Nonperforming loans, excluding covered loans	311		302		360		347		348
Nonperforming assets, excluding covered assets	263		255		288		280		279
Period-end loans	1.61		1.63		1.65		1.69		1.74
Nonperforming loans	312		303		361		347		349
Nonperforming assets	259		251		283		275		274

(a)    Includes net changes in credit losses to be reimbursed by the FDIC and reductions in the allowance for covered loans where the reversal of a previously recorded allowance was offset by an associated decrease in the indemnification asset, and the impact of any loan sales.

(b) Annualized and calculated on average loan balances

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U.S. Bancorp Reports Second Quarter 2016 Results

July 15, 2016

Credit Quality

The Company’s provision for credit losses for the second quarter of 2016 was $327 million, which was $3 million (0.9 percent) lower than the prior quarter and $46 million (16.4 percent) higher than the second quarter of 2015. Credit quality was relatively stable.

The provision for credit losses was $10 million higher than net charge-offs in the second quarter of 2016, $15 million higher than net charge-offs in the first quarter of 2016 and $15 million lower than net charge-offs in the second quarter of 2015. The reserve build for the second quarter of 2016 was driven by portfolio growth, partially offset by reduced energy portfolio exposures and residential mortgage credit quality improvement. Total net charge-offs in the second quarter of 2016 were $317 million, compared with $315 million in the first quarter of 2016, and $296 million in the second quarter of 2015. Net charge-offs increased $2 million (0.6 percent) compared with the first quarter of 2016 mainly due to modest increases in construction and development and credit card net charge-offs. Net charge-offs increased $21 million (7.1 percent) compared with the second quarter of 2015 primarily due to higher commercial loan net charge-offs, partially offset by lower charge-offs related to residential mortgages. The net charge-off ratio was 0.48 percent in the second quarter of 2016, the first quarter of 2016 and in the second quarter of 2015.

The allowance for credit losses was $4,329 million at June 30, 2016, compared with $4,320 million at March 31, 2016, and $4,326 million at June 30, 2015. The ratio of the allowance for credit losses to period-end loans was 1.61 percent at June 30, 2016, compared with 1.63 percent at March 31, 2016, and 1.74 percent at June 30, 2015. The ratio of the allowance for credit losses to nonperforming loans was 312 percent at June 30, 2016, compared with 303 percent at March 31, 2016, and 349 percent at June 30, 2015.

Nonperforming assets were $1,672 million at June 30, 2016, compared with $1,719 million at March 31, 2016, and $1,577 million at June 30, 2015. The ratio of nonperforming assets to loans and other real estate was 0.62 percent at June 30, 2016, compared with 0.65 percent at March 31, 2016, and 0.63 percent at June 30, 2015. The $95 million (6.0 percent) increase in nonperforming assets on a year-over-year basis was driven by commercial loans within the energy portfolio, partially offset by improvements in the Company’s residential and commercial real estate portfolios. The decrease in nonperforming assets on a linked quarter basis of $47 million (2.7 percent) was driven by improvements in the energy portfolio and in residential mortgages. Accruing loans 90 days or more past due were $724 million ($478 million excluding covered loans) at June 30, 2016, compared with $804 million ($528 million excluding covered loans) at March 31, 2016, and $801 million ($469 million excluding covered loans) at June 30, 2015.

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U.S. Bancorp Reports Second Quarter 2016 Results

July 15, 2016

Commercial loans to customers in the energy sector were approximately $3.0 billion ($11.3 billion of commitments) at June 30, 2016, compared with $3.4 billion ($11.9 billion of commitments) at March 31, 2016. The decline was primarily driven by the completion of our spring borrowing base redeterminations on reserve-based loans within our energy portfolio. During the second quarter 2016, criticized commitments within the energy portfolio decreased by $509 million while nonperforming loans in the energy portfolio decreased $54 million. Energy portfolio loans represent 1.1 percent of the Company’s total loans outstanding at June 30, 2016, and 1.3 percent at March 31, 2016. At June 30, 2016, the Company had credit reserves of 8.8 percent of total outstanding energy loan balances, compared with 9.1 percent of total outstanding energy loan balances at March 31, 2016.

DELINQUENT LOAN RATIOS AS A PERCENT OF ENDING LOAN BALANCES					Table 9
(Percent)
	Jun 30 2016	Mar 31 2016	Dec 31 2015	Sep 30 2015	Jun 30 2015

Delinquent loan ratios - 90 days or more past due excluding nonperforming loans
Commercial	.05	.05	.05	.05	.05
Commercial real estate	.03	.04	.03	.05	.05
Residential mortgages	.27	.31	.33	.33	.30
Credit card	.98	1.10	1.09	1.10	1.03
Other retail	.13	.15	.15	.14	.14
Total loans, excluding covered loans	.18	.20	.21	.20	.19
Covered loans	5.81	6.23	6.31	6.57	6.66
Total loans	.27	.30	.32	.32	.32

Delinquent loan ratios - 90 days or more past due including nonperforming loans
Commercial	.58	.57	.25	.25	.16
Commercial real estate	.27	.28	.33	.39	.46
Residential mortgages	1.39	1.54	1.66	1.73	1.80
Credit card	1.00	1.14	1.13	1.16	1.12
Other retail	.43	.45	.46	.47	.51
Total loans, excluding covered loans	.70	.75	.67	.70	.70
Covered loans	5.98	6.39	6.48	6.80	6.88
Total loans	.79	.84	.78	.81	.82

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U.S. Bancorp Reports Second Quarter 2016 Results

July 15, 2016

ASSET QUALITY					Table 10
($ in millions)
	Jun 30 2016	Mar 31 2016	Dec 31 2015	Sep 30 2015	Jun 30 2015

Nonperforming loans
Commercial	$450	$457	$160	$157	$78
Lease financing	39	16	14	12	12

Total commercial	489	473	174	169	90

Commercial mortgages	91	94	92	105	116
Construction and development	12	10	35	39	59

Total commercial real estate	103	104	127	144	175

Residential mortgages	628	677	712	735	769
Credit card	5	7	9	12	16
Other retail	157	157	162	171	178

Total nonperforming loans, excluding covered loans	1,382	1,418	1,184	1,231	1,228

Covered loans	7	7	8	11	11

Total nonperforming loans	1,389	1,425	1,192	1,242	1,239

Other real estate (a)	229	242	280	276	287
Covered other real estate (a)	34	33	32	31	35
Other nonperforming assets	20	19	19	18	16

Total nonperforming assets (b)	$1,672	$1,719	$1,523	$1,567	$1,577

Total nonperforming assets, excluding covered assets	$1,631	$1,679	$1,483	$1,525	$1,531

Accruing loans 90 days or more past due, excluding covered loans	$478	$528	$541	$510	$469

Accruing loans 90 days or more past due	$724	$804	$831	$825	$801

Performing restructured loans, excluding GNMA and covered loans	$2,676	$2,735	$2,766	$2,746	$2,815

Performing restructured GNMA and covered loans	$1,602	$1,851	$1,944	$2,031	$2,111

Nonperforming assets to loans plus ORE, excluding covered assets (%)	.62	.64	.58	.61	.63

Nonperforming assets to loans plus ORE (%)	.62	.65	.58	.61	.63

(a) Includes equity investments in entities whose principal assets are other real estate owned.
(b) Does not include accruing loans 90 days or more past due.

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U.S. Bancorp Reports Second Quarter 2016 Results

July 15, 2016

COMMON SHARES					Table 11
(Millions)	2Q 2016	1Q 2016	4Q 2015	3Q 2015	2Q 2015

Beginning shares outstanding	1,732	1,745	1,754	1,767	1,780
Shares issued for stock incentive plans, acquisitions and other corporate purposes	2	3	1	3	1
Shares repurchased	(15)	(16)	(10)	(16)	(14)

Ending shares outstanding	1,719	1,732	1,745	1,754	1,767

CAPITAL POSITION					Table 12
($ in millions)	Jun 30 2016	Mar 31 2016	Dec 31 2015	Sep 30 2015	Jun 30 2015

Total U.S. Bancorp shareholders’ equity	$47,390	$46,755	$46,131	$45,075	$44,537

Standardized Approach

Basel III transitional standardized approach
Common equity tier 1 capital	$33,444	$32,827	$32,612	$32,124	$31,674
Tier 1 capital	39,148	38,532	38,431	37,197	36,748
Total risk-based capital	47,049	45,412	45,313	44,015	43,526

Common equity tier 1 capital ratio	9.5%	9.5%	9.6%	9.6%	9.5%
Tier 1 capital ratio	11.1	11.1	11.3	11.1	11.0
Total risk-based capital ratio	13.4	13.1	13.3	13.1	13.1
Leverage ratio	9.3	9.3	9.5	9.3	9.2

Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented standardized approach	9.3	9.2	9.1	9.2	9.2

Advanced Approaches

Common equity tier 1 capital to risk-weighted assets for the Basel III transitional advanced approaches	12.3	12.3	12.5	13.0	12.9

Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented advanced approaches	12.0	11.9	11.9	12.4	12.4

Tangible common equity to tangible assets	7.6	7.7	7.6	7.7	7.5
Tangible common equity to risk-weighted assets	9.3	9.3	9.2	9.3	9.2

Beginning January 1, 2014, the regulatory capital requirements effective for the Company follow Basel III, subject to certain transition provisions from Basel I over the following four years to full implementation by January 1, 2018. Basel III includes two comprehensive methodologies for calculating risk-weighted assets: a general standardized approach and more risk-sensitive advanced approaches, with the Company’s capital adequacy being evaluated against the methodology that is most restrictive.

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U.S. Bancorp Reports Second Quarter 2016 Results

July 15, 2016

Capital Management

Total U.S. Bancorp shareholders’ equity was $47.4 billion at June 30, 2016, compared with $46.8 billion at March 31, 2016, and $44.5 billion at June 30, 2015. During the second quarter, the Company returned 77 percent of earnings to shareholders through dividends and share buybacks.

All regulatory ratios continue to be in excess of “well-capitalized” requirements. The estimated common equity tier 1 capital to risk-weighted assets ratio using the Basel III fully implemented standardized approach was 9.3 percent at June 30, 2016, compared with 9.2 percent at March 31, 2016, and at June 30, 2015. The estimated common equity tier 1 capital to risk-weighted assets ratio using the Basel III fully implemented advanced approaches method was 12.0 percent at June 30, 2016, compared with 11.9 percent at March 31, 2016, and 12.4 percent at June 30, 2015.

On Friday, July 15, 2016, at 8:00 a.m. CDT, Richard K. Davis, chairman and chief executive officer, and Kathy Rogers, vice chair and chief financial officer, will host a conference call to review the financial results. The conference call will be available online or by telephone. To access the webcast and presentation, go to www.usbank.com and click on “About U.S. Bank.” The “Webcasts & Presentations” link can be found under the Investor/Shareholder information heading, which is at the left side near the bottom of the page. To access the conference call from locations within the United States and Canada, please dial 866-316-1409. Participants calling from outside the United States and Canada, please dial 706-634-9086. The conference ID number for all participants is 8158556. For those unable to participate during the live call, a recording will be available at approximately 11:00 a.m. CDT on Friday, July 15 and be accessible through Friday, July 22 at 11:00 p.m. CDT. To access the recorded message within the United States and Canada, dial 855-859-2056. If calling from outside the United States and Canada, please dial 404-537-3406 to access the recording. The conference ID is 8158556.

Minneapolis-based U.S. Bancorp (NYSE: USB), with $438 billion in assets as of June 30, 2016, is the parent company of U.S. Bank National Association, the fifth largest commercial bank in the United States. The Company operates 3,122 banking offices in 25 states and 4,923 ATMs and provides a comprehensive line of banking, investment, mortgage, trust and payment services products to consumers, businesses and institutions. Visit U.S. Bancorp on the web at www.usbank.com.

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U.S. Bancorp Reports Second Quarter 2016 Results

July 15, 2016

Forward-Looking Statements

The following information appears in accordance with the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date hereof. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of U.S. Bancorp. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. A reversal or slowing of the current economic recovery or another severe contraction could adversely affect U.S. Bancorp’s revenues and the values of its assets and liabilities. Global financial markets could experience a recurrence of significant turbulence, which could reduce the availability of funding to certain financial institutions and lead to a tightening of credit, a reduction of business activity, and increased market volatility. Stress in the commercial real estate markets, as well as a downturn in the residential real estate markets could cause credit losses and deterioration in asset values. In addition, U.S. Bancorp’s business and financial performance is likely to be negatively impacted by recently enacted and future legislation and regulation. U.S. Bancorp’s results could also be adversely affected by deterioration in general business and economic conditions; changes in interest rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of securities held in its investment securities portfolio; legal and regulatory developments; litigation; increased competition from both banks and non-banks; changes in customer behavior and preferences; breaches in data security; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, market risk, operational risk, compliance risk, strategic risk, interest rate risk, liquidity risk and reputational risk.

For discussion of these and other risks that may cause actual results to differ from expectations, refer to U.S. Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2015, on file with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Corporate Risk Profile” contained in Exhibit 13, and all subsequent filings with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. However, factors other than these also could adversely affect U.S. Bancorp’s results, and the reader should not consider these factors to be a complete set of all potential risks or uncertainties. Forward-looking statements speak only as of the date hereof, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.

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U.S. Bancorp Reports Second Quarter 2016 Results

July 15, 2016

Non-GAAP Financial Measures

In addition to capital ratios defined by banking regulators, the Company considers various other measures when evaluating capital utilization and adequacy, including:

●	Tangible common equity to tangible assets,
●	Tangible common equity to risk-weighted assets,
●	Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented standardized approach, and
●	Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented advanced approaches.

These measures are viewed by management as useful additional methods of reflecting the level of capital available to withstand unexpected market or economic conditions. Additionally, presentation of these measures allows investors, analysts and banking regulators to assess the Company’s capital position relative to other financial services companies. These measures differ from currently effective capital ratios defined by banking regulations principally in that the numerator includes unrealized gains and losses related to available-for-sale securities and excludes preferred securities, including preferred stock, the nature and extent of which varies among different financial services companies. These measures are not defined in generally accepted accounting principles (“GAAP”), or are not currently effective or defined in federal banking regulations. As a result, these measures disclosed by the Company may be considered non-GAAP financial measures.

There may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider the consolidated financial statements and other financial information contained in this press release in their entirety, and not to rely on any single financial measure. A table follows that shows the Company’s calculation of these non-GAAP financial measures.

###

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U.S. Bancorp

Consolidated Statement of Income

(Dollars and Shares in Millions, Except Per Share Data)	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited)	2016	2015	2016	2015
Interest Income
Loans	$2,664	$2,463	$5,308	$4,956
Loans held for sale	36	65	67	106
Investment securities	523	505	1,040	1,000
Other interest income	29	35	58	67
Total interest income	3,252	3,068	6,473	6,129
Interest Expense
Deposits	152	113	291	231
Short-term borrowings	66	62	131	123
Long-term debt	189	177	371	361
Total interest expense	407	352	793	715
Net interest income	2,845	2,716	5,680	5,414
Provision for credit losses	327	281	657	545
Net interest income after provision for credit losses	2,518	2,435	5,023	4,869
Noninterest Income
Credit and debit card revenue	296	266	562	507
Corporate payment products revenue	181	178	351	348
Merchant processing services	403	395	776	754
ATM processing services	84	80	164	158
Trust and investment management fees	358	334	697	656
Deposit service charges	179	174	347	335
Treasury management fees	147	142	289	279
Commercial products revenue	238	214	435	414
Mortgage banking revenue	238	231	425	471
Investment products fees	39	48	79	95
Securities gains (losses), net	3	—	6	—
Other	386	210	570	409
Total noninterest income	2,552	2,272	4,701	4,426
Noninterest Expense
Compensation	1,277	1,196	2,526	2,375
Employee benefits	278	293	578	610
Net occupancy and equipment	243	247	491	494
Professional services	121	106	219	183
Marketing and business development	149	96	226	166
Technology and communications	241	221	474	435
Postage, printing and supplies	77	64	156	146
Other intangibles	44	43	89	86
Other	562	416	982	852
Total noninterest expense	2,992	2,682	5,741	5,347
Income before income taxes	2,078	2,025	3,983	3,948
Applicable income taxes	542	528	1,046	1,007
Net income	1,536	1,497	2,937	2,941
Net (income) loss attributable to noncontrolling interests	(14)	(14)	(29)	(27)
Net income attributable to U.S. Bancorp	$1,522	$1,483	$2,908	$2,914
Net income applicable to U.S. Bancorp common shareholders	$1,435	$1,417	$2,764	$2,782
Earnings per common share	$.83	$.80	$1.60	$1.57
Diluted earnings per common share	$.83	$.80	$1.59	$1.56
Dividends declared per common share	$.255	$.255	$.510	$.500
Average common shares outstanding	1,725	1,771	1,731	1,776
Average diluted common shares outstanding	1,731	1,779	1,737	1,784

U.S. Bancorp

Consolidated Ending Balance Sheet

(Dollars in Millions)	June 30, 2016	December 31, 2015	June 30, 2015
Assets	(Unaudited)		(Unaudited)
Cash and due from banks	$14,038	$11,147	$17,925
Investment securities
Held-to-maturity	42,030	43,590	46,233
Available-for-sale	66,490	61,997	57,078
Loans held for sale	4,311	3,184	8,498
Loans
Commercial	92,514	88,402	84,620
Commercial real estate	43,290	42,137	42,258
Residential mortgages	55,904	53,496	51,337
Credit card	20,571	21,012	17,788
Other retail	52,008	51,206	47,652

Total loans, excluding covered loans	264,287	256,253	243,655
Covered loans	4,234	4,596	4,984

Total loans	268,521	260,849	248,639
Less allowance for loan losses	(3,806)	(3,863)	(4,013)

Net loans	264,715	256,986	244,626
Premises and equipment	2,459	2,513	2,551
Goodwill	9,359	9,361	9,374
Other intangible assets	2,852	3,350	3,225
Other assets	32,209	29,725	29,565

Total assets	$438,463	$421,853	$419,075

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$86,572	$83,766	$86,189
Interest-bearing	231,018	216,634	210,659

Total deposits	317,590	300,400	296,848
Short-term borrowings	18,433	27,877	27,784
Long-term debt	36,941	32,078	34,141
Other liabilities	17,470	14,681	15,071

Total liabilities	390,434	375,036	373,844
Shareholders’ equity
Preferred stock	5,501	5,501	4,756
Common stock	21	21	21
Capital surplus	8,402	8,376	8,335
Retained earnings	48,269	46,377	44,434
Less treasury stock	(14,241)	(13,125)	(12,144)
Accumulated other comprehensive income (loss)	(562)	(1,019)	(865)

Total U.S. Bancorp shareholders’ equity	47,390	46,131	44,537
Noncontrolling interests	639	686	694

Total equity	48,029	46,817	45,231

Total liabilities and equity	$438,463	$421,853	$419,075

U.S. Bancorp

Non-GAAP Financial Measures

(Dollars in Millions, Unaudited)	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
Total equity	$48,029	$47,393	$46,817	$45,767	$45,231
Preferred stock	(5,501)	(5,501)	(5,501)	(4,756)	(4,756)
Noncontrolling interests	(639)	(638)	(686)	(692)	(694)
Goodwill (net of deferred tax liability) (1)	(8,246)	(8,270)	(8,295)	(8,324)	(8,350)
Intangible assets, other than mortgage servicing rights	(796)	(820)	(838)	(779)	(744)

Tangible common equity (a)	32,847	32,164	31,497	31,216	30,687

Tangible common equity (as calculated above)	32,847	32,164	31,497	31,216	30,687
Adjustments (2)	133	99	67	118	125

Common equity tier 1 capital estimated for the Basel III fully implemented standardized and advanced approaches (b)	32,980	32,263	31,564	31,334	30,812

Total assets	438,463	428,638	421,853	415,943	419,075
Goodwill (net of deferred tax liability) (1)	(8,246)	(8,270)	(8,295)	(8,324)	(8,350)
Intangible assets, other than mortgage servicing rights	(796)	(820)	(838)	(779)	(744)

Tangible assets (c)	429,421	419,548	412,720	406,840	409,981

Risk-weighted assets, determined in accordance with prescribed transitional standardized approach regulatory requirements (d)	351,462 *	346,227	341,360	336,227	333,177
Adjustments (3)	3,079 *	3,485	3,892	3,532	3,532

Risk-weighted assets estimated for the Basel III fully implemented standardized approach (e)	354,541 *	349,712	345,252	339,759	336,709

Risk-weighted assets, determined in accordance with prescribed transitional advanced approaches regulatory requirements	271,495 *	267,309	261,668	248,048	245,038
Adjustments (4)	3,283 *	3,707	4,099	3,723	3,721

Risk-weighted assets estimated for the Basel III fully implemented advanced approaches (f)	274,778 *	271,016	265,767	251,771	248,759

Ratios *
Tangible common equity to tangible assets (a)/(c)	7.6%	7.7%	7.6%	7.7%	7.5%
Tangible common equity to risk-weighted assets (a)/(d)	9.3	9.3	9.2	9.3	9.2
Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented standardized approach (b)/(e)	9.3	9.2	9.1	9.2	9.2
Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented advanced approaches (b)/(f)	12.0	11.9	11.9	12.4	12.4

      *  Preliminary data. Subject to change prior to filings with applicable regulatory agencies.

    (1) Includes goodwill related to certain investments in unconsolidated financial institutions per prescribed regulatory requirements.

    (2) Includes net losses on cash flow hedges included in accumulated other comprehensive income (loss) and other adjustments.

    (3) Includes higher risk-weighting for unfunded loan commitments, investment securities, residential mortgages, mortgage servicing rights and other adjustments.

    (4) Primarily reflects higher risk-weighting for mortgage servicing rights.

Supplemental Business Line Schedules

2Q 2016

U.S. Bancorp Second Quarter 2016 Business Line Results

July 15, 2016

LINE OF BUSINESS FINANCIAL PERFORMANCE (a)
($ in millions)
	Net Income Attributable to U.S. Bancorp			Percent Change		Net Income Attributable to U.S. Bancorp			2Q 2016

Business Line	2Q 2016	1Q 2016	2Q 2015	2Q16 vs 1Q16	2Q16 vs 2Q15	YTD 2016	YTD 2015	Percent Change	Earnings Composition
Wholesale Banking and Commercial Real Estate	$233	$118	$235	97.5	(.9)	$351	$435	(19.3)	15%
Consumer and Small Business Banking	343	368	325	(6.8)	5.5	711	684	3.9	22
Wealth Management and Securities Services	100	80	64	25.0	56.3	180	115	56.5	7
Payment Services	328	292	255	12.3	28.6	620	517	19.9	22
Treasury and Corporate Support	518	528	604	(1.9)	(14.2)	1,046	1,163	(10.1)	34

Consolidated Company	$1,522	$1,386	$1,483	9.8	2.6	$2,908	$2,914	(.2)	100%

(a) preliminary data

Lines of Business

The Company’s major lines of business are Wholesale Banking and Commercial Real Estate, Consumer and Small Business Banking, Wealth Management and Securities Services, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is prepared and is evaluated regularly by management in deciding how to allocate resources and assess performance. Noninterest expenses incurred by centrally managed operations or business lines that directly support another business line’s operations are charged to the applicable business line based on its utilization of those services, primarily measured by the volume of customer activities, number of employees or other relevant factors. These allocated expenses are reported as net shared services expense within noninterest expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2016, certain organization and methodology changes were made and, accordingly, prior period results were restated and presented on a comparable basis.

U.S. Bancorp Second Quarter 2016 Business Line Results

July 15, 2016

WHOLESALE BANKING AND COMMERCIAL REAL ESTATE (a)
(Taxable-equivalent basis, $ in millions)				Percent Change

	2Q 2016	1Q 2016	2Q 2015	2Q16 vs 1Q16	2Q16 vs 2Q15	YTD 2016	YTD 2015	Percent Change

Condensed Income Statement
Net interest income	$537	$521	$487	3.1	10.3	$1,058	$967	9.4
Noninterest income	249	206	224	20.9	11.2	455	444	2.5
Securities gains (losses), net	—	—	—	—	—	—	—	—

Total net revenue	786	727	711	8.1	10.5	1,513	1,411	7.2
Noninterest expense	354	340	323	4.1	9.6	694	650	6.8
Other intangibles	1	1	1	—	—	2	2	—

Total noninterest expense	355	341	324	4.1	9.6	696	652	6.7

Income before provision and taxes	431	386	387	11.7	11.4	817	759	7.6
Provision for credit losses	65	201	17	(67.7)	nm	266	74	nm

Income before income taxes	366	185	370	97.8	(1.1)	551	685	(19.6)
Income taxes and taxable-equivalent adjustment	133	67	135	98.5	(1.5)	200	250	(20.0)

Net income	233	118	235	97.5	(.9)	351	435	(19.3)
Net (income) loss attributable to noncontrolling interests	—	—	—	—	—	—	—	—

Net income attributable to U.S. Bancorp	$233	$118	$235	97.5	(.9)	$351	$435	(19.3)

Average Balance Sheet Data
Loans	$90,723	$88,829	$82,797	2.1	9.6	$89,774	$82,385	9.0
Other earning assets	2,242	2,247	2,535	(.2)	(11.6)	2,245	2,365	(5.1)
Goodwill	1,647	1,647	1,647	—	—	1,647	1,647	—
Other intangible assets	17	18	21	(5.6)	(19.0)	18	21	(14.3)
Assets	99,195	97,252	91,670	2.0	8.2	98,223	91,086	7.8
Noninterest-bearing deposits	35,852	36,412	35,324	(1.5)	1.5	36,131	34,903	3.5
Interest-bearing deposits	61,372	54,762	50,085	12.1	22.5	58,068	50,202	15.7

Total deposits	97,224	91,174	85,409	6.6	13.8	94,199	85,105	10.7
Total U.S. Bancorp shareholders’ equity	8,900	8,755	8,116	1.7	9.7	8,828	8,083	9.2

(a) preliminary data

Wholesale Banking and Commercial Real Estate offers lending, equipment finance and small-ticket leasing, depository services, treasury management, capital markets, international trade services and other financial services to middle market, large corporate, commercial real estate, financial institution, non-profit and public sector clients. Wholesale Banking and Commercial Real Estate contributed $233 million of the Company’s net income in the second quarter of 2016, compared with $235 million in the second quarter of 2015. Wholesale Banking and Commercial Real Estate’s net income decreased $2 million (0.9 percent) from the same quarter of 2015 due to increases in the provision for credit losses and total noninterest expense, partially offset by an increase in total net revenue. Total net revenue increased $75 million (10.5 percent) due to a $50 million (10.3 percent) increase in net interest income and a $25 million (11.2 percent) increase in

U.S. Bancorp Second Quarter 2016 Business Line Results

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total noninterest income. Net interest income increased year-over-year primarily due to higher average loan and deposit balances, partially offset by lower rates and fees on loans. The increase in total noninterest income was driven by higher bond underwriting fees, foreign currency customer activity and other capital markets activity, partially offset by higher loan-related charges. Total noninterest expense was $31 million (9.6 percent) higher compared with a year ago primarily due to an increase in variable costs allocated to manage the business. The provision for credit losses increased $48 million primarily due to an increase in net charge-offs.

U.S. Bancorp Second Quarter 2016 Business Line Results

July 15, 2016

CONSUMER AND SMALL BUSINESS BANKING (a)
(Taxable-equivalent basis, $ in millions)				Percent Change

	2Q 2016	1Q 2016	2Q 2015	2Q16 vs 1Q16	2Q16 vs 2Q15	YTD 2016	YTD 2015	Percent Change

Condensed Income Statement
Net interest income	$1,179	$1,167	$1,141	1.0	3.3	$2,346	$2,280	2.9
Noninterest income	638	552	629	15.6	1.4	1,190	1,249	(4.7)
Securities gains (losses), net	—	—	—	—	—	—	—	—

Total net revenue	1,817	1,719	1,770	5.7	2.7	3,536	3,529	.2
Noninterest expense	1,223	1,200	1,198	1.9	2.1	2,423	2,371	2.2
Other intangibles	8	8	10	—	(20.0)	16	20	(20.0)

Total noninterest expense	1,231	1,208	1,208	1.9	1.9	2,439	2,391	2.0

Income before provision and taxes	586	511	562	14.7	4.3	1,097	1,138	(3.6)
Provision for credit losses	47	(67)	51	nm	(7.8)	(20)	63	nm

Income before income taxes	539	578	511	(6.7)	5.5	1,117	1,075	3.9
Income taxes and taxable-equivalent adjustment	196	210	186	(6.7)	5.4	406	391	3.8

Net income	343	368	325	(6.8)	5.5	711	684	3.9
Net (income) loss attributable to noncontrolling interests	—	—	—	—	—	—	—	—

Net income attributable to U.S. Bancorp	$343	$368	$325	(6.8)	5.5	$711	$684	3.9

Average Balance Sheet Data
Loans	$137,023	$134,989	$128,544	1.5	6.6	$136,006	$129,767	4.8
Other earning assets	4,347	3,723	8,689	16.8	(50.0)	4,034	6,901	(41.5)
Goodwill	3,681	3,681	3,681	—	—	3,681	3,681	—
Other intangible assets	2,399	2,513	2,564	(4.5)	(6.4)	2,455	2,529	(2.9)
Assets	151,947	149,325	147,472	1.8	3.0	150,633	146,993	2.5
Noninterest-bearing deposits	27,306	26,274	25,774	3.9	5.9	26,790	25,289	5.9
Interest-bearing deposits	115,146	112,999	109,623	1.9	5.0	114,070	109,015	4.6

Total deposits	142,452	139,273	135,397	2.3	5.2	140,860	134,304	4.9
Total U.S. Bancorp shareholders’ equity	11,153	11,084	10,809	.6	3.2	11,119	11,167	(.4)

(a) preliminary data

Consumer and Small Business Banking delivers products and services through banking offices, telephone servicing and sales, on-line services, direct mail, ATM processing and mobile devices, such as mobile phones and tablet computers. It encompasses community banking, metropolitan banking and indirect lending, as well as mortgage banking. Consumer and Small Business Banking contributed $343 million of the Company’s net income in the second quarter of 2016, compared with $325 million in the second quarter of 2015. Consumer and Small Business Banking’s net income increased $18 million (5.5 percent) from the same quarter of 2015 due to an increase in total net revenue and a decrease in the provision for credit losses, partially offset by an increase in total noninterest expense. Total net revenue increased $47 million (2.7 percent) due to an increase in net interest income and higher noninterest income. Net interest income was

U.S. Bancorp Second Quarter 2016 Business Line Results

July 15, 2016

$38 million (3.3 percent) higher, primarily due to higher average loan and deposit balances, partially offset by lower loan rates. Noninterest income was $9 million (1.4 percent) higher, driven by higher mortgage banking revenue, reflecting the impact of higher origination and sales revenue. Total noninterest expense in the second quarter of 2016 increased $23 million (1.9 percent) over the same quarter of the prior year, primarily due to higher net shared services expense and higher compensation expense, reflecting the impact of merit increases and higher variable compensation, along with higher professional services expense, principally due to compliance-related matters. The provision for credit losses decreased $4 million (7.8 percent) primarily due to a lower net charge-offs, partially offset by an unfavorable change in the reserve allocation.

U.S. Bancorp Second Quarter 2016 Business Line Results

July 15, 2016

WEALTH MANAGEMENT AND SECURITIES SERVICES (a)
(Taxable-equivalent basis, $ in millions)
				Percent Change

	2Q 2016	1Q 2016	2Q 2015	2Q16 vs 1Q16	2Q16 vs 2Q15	YTD 2016	YTD 2015	Percent Change

Condensed Income Statement
Net interest income	$122	$117	$82	4.3	48.8	$239	$162	47.5
Noninterest income	401	379	374	5.8	7.2	780	732	6.6
Securities gains (losses), net	—	—	—	—	—	—	—	—

Total net revenue	523	496	456	5.4	14.7	1,019	894	14.0
Noninterest expense	359	367	348	(2.2)	3.2	726	701	3.6
Other intangibles	6	6	7	—	(14.3)	12	14	(14.3)

Total noninterest expense	365	373	355	(2.1)	2.8	738	715	3.2

Income before provision and taxes	158	123	101	28.5	56.4	281	179	57.0
Provision for credit losses	1	(2)	1	nm	—	(1)	(1)	—

Income before income taxes	157	125	100	25.6	57.0	282	180	56.7
Income taxes and taxable-equivalent adjustment	57	45	36	26.7	58.3	102	65	56.9

Net income	100	80	64	25.0	56.3	180	115	56.5
Net (income) loss attributable to noncontrolling interests	—	—	—	—	—	—	—	—

Net income attributable to U.S. Bancorp	$100	$80	$64	25.0	56.3	$180	$115	56.5

Average Balance Sheet Data
Loans	$7,051	$7,043	$6,077	.1	16.0	$7,048	$6,020	17.1
Other earning assets	127	126	196	.8	(35.2)	127	200	(36.5)
Goodwill	1,568	1,567	1,567	.1	.1	1,567	1,567	—
Other intangible assets	104	109	129	(4.6)	(19.4)	107	133	(19.5)
Assets	10,005	10,170	8,983	(1.6)	11.4	10,089	9,091	11.0
Noninterest-bearing deposits	13,076	12,875	13,706	1.6	(4.6)	12,976	13,188	(1.6)
Interest-bearing deposits	48,396	45,552	46,243	6.2	4.7	46,975	44,016	6.7

Total deposits	61,472	58,427	59,949	5.2	2.5	59,951	57,204	4.8
Total U.S. Bancorp shareholders’ equity	2,381	2,371	2,304	.4	3.3	2,376	2,302	3.2

(a) preliminary data

Wealth Management and Securities Services provides private banking, financial advisory services, investment management, retail brokerage services, insurance, trust, custody and fund servicing through five businesses: Wealth Management, Corporate Trust Services, U.S. Bancorp Asset Management, Institutional Trust & Custody and Fund Services. Wealth Management and Securities Services contributed $100 million of the Company’s net income in the second quarter of 2016, compared with $64 million in the second quarter of 2015. The business line’s contribution was $36 million (56.3 percent) higher than the same quarter of 2015, reflecting an increase in total net revenue, partially offset by an increase in total noninterest expense. Total net revenue increased $67 million (14.7 percent) year-over-year driven by an increase in net interest income of $40 million (48.8 percent), principally due to the impact of higher rates on the margin benefit

U.S. Bancorp Second Quarter 2016 Business Line Results

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from deposits, along with a $27 million (7.2 percent) increase in total noninterest income, reflecting the impact of lower money market fee waivers. Total noninterest expense increased $10 million (2.8 percent) primarily as a result of higher compensation, reflecting the impact of merit increases and higher variable compensation. The provision for credit losses was flat compared to the prior year quarter.

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PAYMENT SERVICES (a)
(Taxable-equivalent basis, $ in millions)
				Percent Change

	2Q 2016	1Q 2016	2Q 2015	2Q16 vs 1Q16	2Q16 vs 2Q15	YTD 2016	YTD 2015	Percent Change

Condensed Income Statement
Net interest income	$513	$527	$459	(2.7)	11.8	$1,040	$926	12.3
Noninterest income	923	816	850	13.1	8.6	1,739	1,627	6.9
Securities gains (losses), net	—	—	—	—	—	—	—	—

Total net revenue	1,436	1,343	1,309	6.9	9.7	2,779	2,553	8.9
Noninterest expense	664	648	663	2.5	.2	1,312	1,261	4.0
Other intangibles	29	30	25	(3.3)	16.0	59	50	18.0

Total noninterest expense	693	678	688	2.2	.7	1,371	1,311	4.6

Income before provision and taxes	743	665	621	11.7	19.6	1,408	1,242	13.4
Provision for credit losses	215	192	208	12.0	3.4	407	405	.5

Income before income taxes	528	473	413	11.6	27.8	1,001	837	19.6
Income taxes and taxable-equivalent adjustment	192	172	150	11.6	28.0	364	304	19.7

Net income	336	301	263	11.6	27.8	637	533	19.5
Net (income) loss attributable to noncontrolling interests	(8)	(9)	(8)	11.1	—	(17)	(16)	(6.3)

Net income attributable to U.S. Bancorp	$328	$292	$255	12.3	28.6	$620	$517	19.9

Average Balance Sheet Data
Loans	$28,193	$27,817	$25,298	1.4	11.4	$28,005	$25,172	11.3
Other earning assets	275	600	353	(54.2)	(22.1)	438	328	33.5
Goodwill	2,472	2,464	2,474	.3	(.1)	2,468	2,478	(.4)
Other intangible assets	506	508	403	(.4)	25.6	507	414	22.5
Assets	33,997	33,999	31,510	—	7.9	33,998	31,250	8.8
Noninterest-bearing deposits	925	961	881	(3.7)	5.0	943	886	6.4
Interest-bearing deposits	97	95	692	2.1	(86.0)	96	684	(86.0)

Total deposits	1,022	1,056	1,573	(3.2)	(35.0)	1,039	1,570	(33.8)
Total U.S. Bancorp shareholders’ equity	6,376	6,326	5,817	.8	9.6	6,351	5,799	9.5

(a) preliminary data

Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate, government and purchasing card services, consumer lines of credit and merchant processing. Payment Services contributed $328 million of the Company’s net income in the second quarter of 2016, compared with $255 million in the second quarter of 2015. The $73 million (28.6 percent) increase in the business line’s contribution over the prior year was primarily due to an increase in total net revenue. Total net revenue increased $127 million (9.7 percent) year-over-year. Net interest income increased $54 million (11.8 percent), primarily due to higher average loan balances and fees. Total noninterest income was $73 million (8.6 percent) higher year-over-year due to a sale of an equity investment and an increase in credit and debit card revenue on higher transaction volumes. Total noninterest expense increased $5 million (0.7

U.S. Bancorp Second Quarter 2016 Business Line Results

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percent) over the second quarter of 2015, reflecting higher compensation expense and increased technology and communications expense, which was impacted by card portfolio acquisitions, along with higher net shared services expense, partially offset by the impact of a previously reserved regulatory item in the prior year. The provision for credit losses increased $7 million (3.4 percent) primarily due to an unfavorable change in the reserve allocation.

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TREASURY AND CORPORATE SUPPORT (a)
(Taxable-equivalent basis, $ in millions)				Percent Change

	2Q 2016	1Q 2016	2Q 2015	2Q16 vs 1Q16	2Q16 vs 2Q15	YTD 2016	YTD 2015	Percent Change

Condensed Income Statement
Net interest income	$545	$556	$601	(2.0)	(9.3)	$1,101	$1,187	(7.2)
Noninterest income	338	193	195	75.1	73.3	531	374	42.0
Securities gains (losses), net	3	3	—	—	nm	6	—	nm

Total net revenue	886	752	796	17.8	11.3	1,638	1,561	4.9
Noninterest expense	348	149	107	nm	nm	497	278	78.8
Other intangibles	—	—	—	—	—	—	—	—

Total noninterest expense	348	149	107	nm	nm	497	278	78.8

Income before provision and taxes	538	603	689	(10.8)	(21.9)	1,141	1,283	(11.1)
Provision for credit losses	(1)	6	4	nm	nm	5	4	25.0

Income before income taxes	539	597	685	(9.7)	(21.3)	1,136	1,279	(11.2)
Income taxes and taxable-equivalent adjustment	15	63	75	(76.2)	(80.0)	78	105	(25.7)

Net income	524	534	610	(1.9)	(14.1)	1,058	1,174	(9.9)
Net (income) loss attributable to noncontrolling interests	(6)	(6)	(6)	—	—	(12)	(11)	(9.1)

Net income attributable to U.S. Bancorp	$518	$528	$604	(1.9)	(14.2)	$1,046	$1,163	(10.1)

Average Balance Sheet Data
Loans	$3,592	$3,603	$3,844	(.3)	(6.6)	$3,599	$3,907	(7.9)
Other earning assets	111,795	109,231	108,095	2.3	3.4	110,512	106,605	3.7
Goodwill	—	—	—	—	—	—	—	—
Other intangible assets	—	—	—	—	—	—	—	—
Assets	133,606	130,811	128,266	2.1	4.2	132,210	126,465	4.5
Noninterest-bearing deposits	2,012	2,047	1,662	(1.7)	21.1	2,030	1,671	21.5
Interest-bearing deposits	3,204	3,901	1,754	(17.9)	82.7	3,553	2,268	56.7

Total deposits	5,216	5,948	3,416	(12.3)	52.7	5,583	3,939	41.7
Total U.S. Bancorp shareholders’ equity	18,374	18,202	17,468	.9	5.2	18,287	16,946	7.9

(a) preliminary data

Treasury and Corporate Support includes the Company’s investment portfolios, funding, capital management, interest rate risk management, income taxes not allocated to the business lines, including most investments in tax-advantaged projects, and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis. Treasury and Corporate Support recorded net income of $518 million in the second quarter of 2016, compared with $604 million in the second quarter of 2015. The decrease in net income of $86 million (14.2 percent) from the prior year was due to an increase in total noninterest expense, partially offset by an increase in total net revenue. Total noninterest income increased $146 million (74.9 percent) over the second quarter of last year, mainly due to the Visa Europe sale, while net interest income decreased $56 million (9.3 percent) from the second quarter of 2015

U.S. Bancorp Second Quarter 2016 Business Line Results

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principally due to the impact of higher rates credited to the business lines on deposits, partially offset by growth in the investment portfolio. Total noninterest expense increased $241 million principally due to the current year notable items and higher compensation expense, reflecting the impact of merit increases and higher variable compensation, along with higher marketing and business development expense due to brand advertising, partially offset by lower employee benefits expense, driven by lower pension costs. The provision for credit losses was $5 million lower year-over-year primarily due to lower net charge-offs.